Alaska Air Group, Inc.                                                           EXHIBIT 11
Computation of Earnings Per Common Share
    (In thousands, except per share)

                                                  Three Months Ended       Nine Months Ended
                                                       September 30,           September 30,
                                                  ------------------     -------------------
                                                    1994        1993        1994        1993
                                                  ------      ------      ------      ------
Primary -
 Net income                                      $24,263      $8,028     $27,631    ($10,594)
 Deduct dividends on preferred shares                  -           -           -      (2,453)
 Deduct preferred stock accretion                      -           -           -         (72)
                                                  ------      ------      ------      ------
 Income applicable to common shares              $24,263      $8,028     $27,631    ($13,119)
                                                  ======      ======      ======      ======

 Average number of shares outstanding             13,370      13,342      13,359      13,339
 Assumed exercise of stock options                    16           6          12           -
                                                  ------      ------      ------      ------
 Average shares as adjusted                       13,386      13,348      13,371      13,339
                                                  ======      ======      ======      ======

 Earnings per common share                         $1.81       $0.60       $2.07      ($0.98)
                                                  ======      ======      ======      ======

Fully Diluted -
 Net income                                      $24,263      $8,028     $27,631    ($10,594)
 After tax interest on convertible securities      2,318       2,530       7,037       7,514
                                                  ------      ------      ------      ------
 Income applicable to common shares              $26,581     $10,558     $34,668     ($3,080)
                                                  ======      ======      ======      ======

 Average number of shares outstanding             13,370      13,342      13,359      13,339
 Common stock equivalents                             19           5          15          12
 Common stock reserved for conversion              8,412       8,907       8,666       9,001
                                                  ------      ------      ------      ------
 Average shares as adjusted                       21,801      22,254      22,040      22,352
                                                  ======      ======      ======      ======

 Earnings per Common Share                         $1.22       $0.47       $1.57      ($0.14)
                                                  ======      ======      ======      ======
                                                                                           *

* Anti-dilutive
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